Exhibit (a)(1)(G)
[FORM OF “QUESTION AND ANSWER” MEETING ANNOUNCEMENT]
To PDF Solutions, Inc. Optionholders Eligible to Participate in the Offer to Exchange
There will be a meeting held on                     , 2008 to discuss the terms of the Offer to Exchange relating to certain stock options and to answer any questions you may have. The meetings will start at                      [and will be held in                                                               ]. [You may participate in the meeting by using the following dial-in number                                          ].
Thank you,
P. Steven Melman